Exhibit 5.1

Our ref: DRK\S009.00105 Your ref: Direct line: +44 (0) 20 7859 1205 Direct fax: E-mail: david.kershaw@ashurst.com	Ashurst LLP Broadwalk House 5 Appold Street London EC2A 2HA Tel +44 (0)20 7638 1111 Fax +44 (0)20 7638 1112 DX 639 London/City www.ashurst.com
7 November 2008

Smith & Nephew plc 15 Adam Street London WC2N 6LA

Ladies and Gentlemen,

Smith & Nephew 2001 US Share Plan Up to 7,000,000 shares of common stock, 20 US cents par value
We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed on 7 November 2008 by Smith & Nephew, a public limited company incorporated under the laws of England and Wales (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares of common stock, 20 US cents par value of the Company (the "Ordinary Shares").

We are familiar with the proceedings to date with respect to the proposed issuance of up to an additional 7,000,000 Ordinary Shares (the "Additional Registered Shares") pursuant to the Smith & Nephew 2001 US Share Plan (the "Plan"), which will be represented by 1,400,000 American Depositary Shares (the "ADSs"), each ADS representing five Ordinary Shares.  We have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of England and Wales.

2.
Each of the Additional Registered Shares which is newly issued pursuant to the Plan will constitute a share of common stock of the Company which has been duly authorised and validly issued and is fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s board of directors or a duly authorised committee thereof shall have duly adopted final resolutions authorising the issuance and sale of such share as contemplated by the Plan; and (iii) the name of the holder shall have been entered in the Register of Members and a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Plan.

Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252.  It is regulated by the Solicitors Regulation Authority of England and Wales.  A list of members of Ashurst LLP, and the non-members who are designated as partners, and their professional qualifications is open to inspection at its registered office Broadwalk House, 5 Appold Street, London EC2A 2HA.  The term "partner" in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or to a consultant with equivalent standing and qualifications.  Ashurst LLP or an affiliated undertaking has an office in each of the places listed below.

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Abu Dhabi Brussels Dubai Frankfurt London Madrid Milan Munich New Delhi New York Paris Singapore Stockholm Tokyo

Smith & Nephew plc	7 November 2008	Page 2

This Opinion is given by Ashurst LLP and by no other person, is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law.  We consent to the filing of this opinion as an exhibit to the Registration Statement relating to such Ordinary Shares.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

ASHURST LLP